Exhibiti 99.1

Celsion Corporation Announces Company Name Change to Imunon, Inc.

New name reflects the evolution of the Company’s business focus and its commitment to immunotherapies and vaccines

LAWRENCEVILLE, N.J., September 19, 2022 – Celsion Corporation (NASDAQ: CLSN), a clinical-stage drug development company, today announced a company name change to Imunon, Inc., reflecting the evolution of the Company’s business focus and its commitment to developing cutting-edge immunotherapies and next-generation vaccines to treat cancer and infectious diseases.

The Company’s common stock will trade on the Nasdaq Stock Market under the new ticker symbol “IMNN” effective as of the opening of trading on September 21, 2022. The Company has filed an amendment to its Articles of Incorporation to effect the new corporate name and is introducing a new logo and a new corporate website, www.imunon.com.

Imunon is establishing a leadership position in immunology by developing DNA-mediated therapies with a lead asset targeting advanced ovarian cancer. The new name better reflects the Company’s progress in immunology and emphasizes its commitment to harnessing the building blocks of life to work in harmony with the body’s immune system.

“Our new name, Imunon, ideally captures the essence of our scientific endeavors and our mission,” said Dr. Corinne Le Goff, president and CEO of Imunon. “With this name change, we are underscoring our commitment to create a new category of medicines leveraging our proprietary plasmid DNA technology platform in the fields of immuno-oncology and vaccines. With a strong balance sheet supporting current operations into 2025, we are well positioned to build a differentiated company to deliver on the promise of our gene-based therapies.”

About Imunon Inc.

Imunon is a fully integrated, clinical stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies.

Imunon has two platform technologies: Our TheraPlas® platform for the development of immunotherapies and other anti-cancer nucleic acid-based therapies, and our PLACCINE platform for the development of nucleic acid vaccines for infectious diseases and cancer. The Company’s lead clinical program, GEN-1, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer currently in Phase II development. GEN-1 works by instructing the body to produce safe and durable levels of powerful cancer fighting molecules, such as interleukin-12 (IL-12) and interferon gamma (IFN-g), at the tumor site. Additionally, the Company is conducting preclinical proof-of-concept studies on a nucleic acid vaccine candidate targeting SARS-CoV-2 virus in order to validate its PLACCINE platform. Imunon’s platform technologies are based on the delivery of nucleic acids with novel synthetic delivery systems that are independent of viral vectors or devices. We will continue to leverage these platforms and to advance the technological frontier of plasmid DNA to better serve patients with difficult to treat conditions. For more information on Imunon, visit www.imunon.com.

Forward-Looking Statements

Imunon wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure of conducting clinical trials; the need for Imunon to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in Imunon’s periodic reports and prospectuses filed with the Securities and Exchange Commission. Imunon assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:

Jeffrey W. Church

Executive Vice President, CFO and Corporate Secretary

609-482-2455

jchurch@imunon.com

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

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